UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2009

ManTech International Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-49604	22-1852179
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12015 Lee Jackson Highway, Fairfax, VA	22033
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 218-6000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Entry into a Material Compensatory Arrangement

On November 30, 2009, ManTech entered into a change in control protection agreement (the “Agreement”) with Kevin M. Phillips, the Company’s Chief Financial Officer. The initial term of the Agreement is for two years. The term is automatically renewed for successive one year periods unless either ManTech or Mr. Phillips gives notice of its non-renewal at least 90 days in advance of its automatic renewal date. The term automatically expires upon Mr. Phillips’s termination of employment for any reason prior to the occurrence of a change in control (except as described below).

Upon the occurrence of a change in control during the term of the Agreement, Mr. Phillips will immediately vest in all unvested stock options or other equity awards held by him at the time of the change in control.

A “change in control” for this purpose means the acquisition by any person (other than acquisitions by ManTech or certain excluded persons affiliated with ManTech) of 50% or more of the outstanding voting power of ManTech’s stock; a change in the majority of ManTech’s board of directors that is not consented to by the existing board of directors; a reorganization, merger, or consolidation or sale or other disposition of all or substantially all of ManTech’s assets where ManTech’s shareholders immediately before such transaction own directly or indirectly less than 50% of ManTech’s outstanding voting power immediately following such transaction; or stockholder approval of a complete liquidation or dissolution of ManTech.

If, during the two year period following a change in control that occurs during the term of the Agreement, Mr. Phillips resigns his employment with ManTech without good reason, Mr. Phillips’s employment is terminated for cause, or Mr. Phillips’s employment terminates as a result of his death or disability, then he will receive only his accrued but unpaid compensation through the date of termination.

“Good reason” for this purpose means the occurrence of any of the following events without Mr. Phillips’s consent, following written notice from Mr. Phillips and an opportunity for ManTech to cure: a material adverse change in Mr. Phillips’s authority, duties or responsibilities; a material reduction in his base salary; the relocation of Mr. Phillips’s place of business to a place outside of a 50-mile radius from ManTech’s current corporate headquarters and farther from his place of residence than the current corporate headquarters; or a material breach of the Agreement by ManTech.

“Cause” for this purpose means Mr. Phillips’s continued willful failure to perform the material duties of his position after written notice from ManTech; fraud, misappropriation or comparable acts of dishonesty with regard to ManTech; felony conviction; illegal use of drugs; intentional and willful misconduct that could subject ManTech to criminal or civil liability; an uncured material breach of the Agreement by Mr. Phillips; or Mr. Phillips’s inability to obtain and maintain any security clearance required for the performance of his duties.

If, during the two-year post-change in control period (or during the 30-day period immediately preceding a change in control that occurs during the term of the Agreement), Mr. Phillips resigns his employment with good reason or is terminated by ManTech other than for cause, then Mr. Phillips will be entitled to the following additional termination benefits:

•	A lump sum payment equal to 2.5 times his annual base salary for the year of termination and target annual bonus of at least 85% of base salary; and

•

A pro-rated annual bonus amount for the year of termination, pro-rated based on his service during the year through the date of termination and subject to satisfaction of the applicable performance conditions related to such bonus opportunity through the end of the year.

In the event the termination benefits otherwise payable to Mr. Phillips under the Agreement are subject to the excise tax on excess golden parachute payments under Section 4999 of the Internal Revenue Code, then the total amount of the payments will be reduced to the maximum level that could still be paid to Mr. Phillips without causing the payments to be subject to the excise tax.

To receive the various additional termination benefits described above, Mr. Phillips must sign and not revoke a general release and waiver of claims against ManTech.

The termination benefits payable to Mr. Phillips under the Agreement will be in lieu of any other termination benefits that Mr. Phillips might otherwise be entitled to receive under any other employee benefit plan, program or policy of ManTech.

A copy of the Agreement, dated November 30, 2009, is furnished as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description of Exhibit

10.1	Change in Control Protection Agreement between ManTech International Corporation and Kevin M. Phillips, dated November 30, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ManTech International Corporation

Date: December 2, 2009	By:	/S/ MICHAEL R. PUTNAM
Michael R. Putnam
Vice President – Corporate & Regulatory Affairs